EXHIBIT 11.1
                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:


                                                    Three months ended             Six months ended
                                                         June 30,                     June 30,
                                                ---------------------------   ---------------------------
                                                    2002           2001           2002           2001
                                                ------------   ------------   ------------   ------------
Shares outstanding at end of period                8,711,295      8,729,228      8,711,295      8,729,228
                                                ============   ============   ============   ============

Weighted average shares of common stock
  outstanding                                      8,705,099      8,726,495      8,690,880      8,712,559

Weighted average shares of assumed
  conversion shares                                  791,006        819,060        796,744        848,663
                                                ------------   ------------   ------------   ------------

Weighted average shares of common stock and
  assumed conversion shares                        9,496,105      9,545,555      9,487,623      9,561,222
                                                ============   ============   ============   ============

Net income                                      $  1,800,823   $    930,958   $  2,935,028   $  1,981,846
                                                ============   ============   ============   ============

Basic net income per common share               $       0.21   $       0.11   $       0.34   $       0.23
                                                ============   ============   ============   ============

Diluted net income per common share             $       0.19   $       0.10   $       0.31   $       0.21
                                                ============   ============   ============   ============





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